UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934.

Date of Report: July 28, 2005
(Date of earliest event reported)

SUNTERRA CORPORATION
(Exact name of registrant as specified in its charter)

MD	001-13815	95-4582157
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3865 West Cheyenne Avenue North Las Vegas, Nevada	89032
(Address of principal executive offices)	(Zip Code)

(702) 804-8600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On July 28, 2005, Sunterra Corporation (the "Company") entered into an agreement (the "Amendment") with Merrill Lynch Mortgage Capital, Inc. to amend the Company's $300 million senior finance facility, effective July 28, 2005. The Amendment reduced the interest rates charged on the portion of the facility secured by eligible mortgages and contracts receivable from one-month LIBOR plus 2.25% to one-month LIBOR plus 1.5% for mortgages and contracts secured by Vacation Interests at all eligible Sunterra properties except the former Epic Resorts Group properties, for which the interest rate was reduced to one-month LIBOR plus 2.0%.

The advance rate under loans secured by such mortgages and contracts receivable was increased from 85% to 92% for mortgages and contracts secured by Vacation Interests at all eligible Sunterra properties, except the former Epic Resorts Group properties, for which the advance rate was set at 70%.

The Amendment also added "in-transit" mortgages and contracts receivable to the borrowing base, at an advance rate of 50%, subject to a maximum of $5 million of borrowings. Advance rates on Unsold Vacation Interests remained at 90%.

The general liens and certain operational covenants were removed, the annual commitment and unused line fees were redued, and the term of the facility was extended to July 31, 2007.

The material terms under which the facility may be acelerated are those which are usual and customary in similar financing transactions.

In the ordinary course of its business, the Lender, or its affiliates, have or may have various relationships with the Company and its subsidiaries involving the provision of a variety of financial services, including investment banking, trust, advisory and other financial services, for which they have received, or will receive, customary fees and expenses.

2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial statements:

None

(b)	Pro forma financial information:

None

(c)	Exhibits

99.1	Press Release of SUNTERRA CORPORATION dated August 2, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2005	SUNTERRA CORPORATION
	By:	/s/ Steven E. West
Steven E. West
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release of SUNTERRA CORPORATION dated August 2, 2005